Exhibit 3.1

LENCO MOBILE INC.

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Matthew Harris and Christopher Stanton, do hereby certify that:

1.          They are the chief executive officer and secretary, respectively, of Lenco Mobile Inc., a Delaware corporation (the "Corporation").

2.          The Corporation filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Delaware Secretary of State on September 22, 2010, which was amended pursuant to that certain Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on December 23, 2011 (as amended, the “Series A Certificate of Designation”).

3.          The Corporation has issued 181,180 shares of the total of 207,500 shares of Series A Convertible Preferred Stock authorized under the Series A Certificate of Designation.

4.          The following resolutions amending the Series A Certificate of Designation were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

RESOLVED, that the references to “207,500” in the third recital on the first page of the Series A Certificate of Designation and Section 2 of the Series A Certificate of Designation (which references were originally to the number “107,500” until the Series A Certificate of Designation was amended) be, and hereby are, deleted and replaced with “181,180”.

RESOLVED, FURTHER, that the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations this 26th day of February, 2013.

/s/ Matthew Harris Matthew Harris Chief Executive Officer	/s/ Christopher Stanton Christopher Stanton Secretary